Exhibit 99.1

Vishay Intertechnology Adopts Stockholder Return Policy

•	Structured to enhance returns to stockholders and to invest in growth initiatives
•	Calls for an annual return to stockholders at least 70% of free cash flow
•	For 2022, Company expects to return at least $100 million to stockholders consisting of $58 million in dividend payments and at least $42 million in share repurchases

Malvern, PA – Vishay Intertechnology, Inc.  (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced that its Board of Directors has adopted a Stockholder Return Policy that will remain in effect until such time as the Board votes to amend or rescind the policy.

The Stockholder Return Policy calls for Vishay to return at least 70% of free cash flow, net of scheduled principal payments of long-term debt, on an annual basis. Vishay intends to return such amounts directly, in the form of dividends, or indirectly, in the form of stock repurchases. For 2022, Vishay expects to return at least $100 million to stockholders consisting of approximately $58 million through its existing quarterly dividend program and at least $42 million through share repurchases.

Commenting on the Stockholder Return Policy, Marc Zandman, Executive Chairman of the Board, said, “The Stockholder Return Policy reflects the Board’s commitment to increasing the Company’s allocation of capital to stockholders and to enhancing their returns over the long term while demonstrating its confidence in the sustainability of Vishay’s strong cash flow generation and balance sheet.”

Dr. Gerald Paul, President and Chief Executive Officer, said, “Our primary focus will continue to be on investing in growth initiatives including key product line expansions, targeted R&D, and synergistic acquisitions.  The structure of our newly adopted Stockholder Return Policy enables us to allocate capital responsibly among our business, our lenders and our stockholders.”

Over the long-term, Vishay intends to fund the Stockholder Return Policy from the Company’s historically strong cash flows from operations.  The Company may also use its revolving credit facility from time to time, to finance these initiatives on a short-term basis.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at www.Vishay.com.

Non-GAAP Measure

This Stockholder Return Policy and this press release use “free cash” as a measure. Free cash is a financial measure which is not recognized in accordance with U.S. generally accepted accounting principles ("GAAP") and is considered a "non-GAAP financial measure" under the U.S. Securities and Exchange Commission rules. Non-GAAP measures supplement our GAAP measures of performance or liquidity and should not be viewed as an alternative to GAAP measures of performance or liquidity. Non-GAAP measures such as free cash do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies.

Vishay defines “free cash” as cash provided by operating activities, less capital expenditures, and plus proceeds from the sale of fixed assets, each as presented in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.

Although “free cash” is not defined in GAAP, the measure is derived using various line items measured in accordance with GAAP.  Calculations of free cash and reconciliation to comparable GAAP measures are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

Forward Looking Statements

Statements contained herein that relate to the Company's future performance, including statements with respect to the Stockholder Return Policy and its objectives, forecasted revenues, operating cash flows, margins, inventories, product demand, anticipated areas of growth, market segment performance, capital expenditures, cash taxes, tax rates, cash repatriation to the United States, and the performance of the economy in general, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; manufacturing or supply chain interruptions or changes in customer demand because of COVID-19 or otherwise; delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capacities; an inability to attract and retain highly qualified personnel; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in U.S. and foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; changes in applicable accounting standards and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Implementation of the Stockholder Return Policy is subject to future declarations of dividends by the Board of Directors, market and business conditions, legal requirements, and other factors.  The policy sets forth the Company’s intention, but does not obligate the Company to acquire any shares of common stock or declare any dividends, and the policy may be terminated or suspended at any time at the Company's discretion, in accordance with applicable laws and regulations.

The DNA of tech ™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300